As filed with the Securities and Exchange Commission on July 9, 2010.

Registration No. 333-163874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

ON

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BRYN MAWR BANK CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2434506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Geoffrey L. Halberstadt

Corporate Secretary

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 581-4873

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

David H. Joseph, Esq.

Stradley Ronon Stevens & Young, LLP

One Commerce Square

Suite 2600

Philadelphia, PA 19103

(215) 564-8090

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
common stock ($1.00 par value)	21,133(1)	(2)	(2)	(2)

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving the common stock of Bryn Mawr Bank Corporation (“BMBC”), the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2)	This Post-Effective Amendment No. 1 on Form S-3 covers securities that were originally registered on BMBC’s Registration Statement on Form S-4 (File No. 333-163874), as amended. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement on Form S-4, to which this Post-Effective Amendment No. 1 relates.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Bryn Mawr Bank Corporation, a Pennsylvania corporation (which we refer to as the “Registrant,” the “Corporation,” “BMBC,” “we,” “our” or “us”), hereby amends its Registration Statement on Form S-4 (File No. 333-163874), as amended by Pre-Effective Amendment No. 1, by filing this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement, to convert the Registration Statement from a Form S-4 to a Form S-3, relating to up to 21,133 shares of the Registrant’s common stock, par value $1.00 per share, or the common stock, that are reserved for issuance by the Registrant upon the exercise of stock options issued under the First Keystone Financial, Inc. Amended and Restated 1998 Stock Option Plan (which we refer to as the “Plan”) that are held by former employees and directors of First Keystone Financial, Inc. (which we refer to as “FKF”) or its wholly-owned subsidiary, First Keystone Bank (which we refer to as “FKB”). All such shares of common stock were originally registered on the Form S-4.

On July 1, 2010, FKF merged with and into BMBC (which transaction we refer to as the “Merger”), and FKB merged in a two-step merger (which we refer to as the “Bank Merger”) with and into BMBC’s wholly owned subsidiary, The Bryn Mawr Trust Company (which we refer to as the “Bank”). Pursuant to the terms of the Merger, at the effective time of the Merger, stock options issued under the Plan were assumed by BMBC and converted into stock options with respect to the Registrant’s common stock, based on a formula described in the Form S-4.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2010

PROSPECTUS

21,133 shares of common stock,

par value $1.00 per share

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

We are offering a total of up to 21,133 shares of our common stock, par value $1.00 per share, that are issuable to certain former employees and directors of First Keystone Financial, Inc., a former Pennsylvania corporation (which we refer to as “FKF”), or its wholly-owned subsidiary, First Keystone Bank (which we refer to as “FKB”), upon the exercise of outstanding stock options issued under the First Keystone Financial, Inc. Amended and Restated 1998 Stock Option Plan (which we refer to as the “Plan”). We will receive the exercise price of the stock options if and when such stock options are exercised. See “Description of the Amended and Restated 1998 Stock Option Plan.”

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.”

Investing in our securities involves risk. You should refer to the section entitled risk factors beginning at page 1 of this prospectus, as well as the risk factors included in our periodic reports and other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is July     , 2010.

i

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the cautionary factors that are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission (which we refer to as the “SEC”) subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

Risks relating to our common stock

Our stock price has been and is likely to be volatile.

The trading price of our common stock has been and is likely to be volatile and subject to fluctuations in price. This volatility is in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	announcements of new services or products by us or our competitors;

•	announcements by us of significant acquisitions, dispositions and financings;

•	conditions or trends in the financial services industry;

•	additions or departures of key personnel;

•	general economic conditions and interest rates; and

•	sales of our common stock.

In addition, the stock market in general, and the NASDAQ Stock Market and the market for bank holding companies, commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our operating performance. As a result of these and related events and factors, among others, the value of an investment in our common stock may decline.

We rely on dividends from the Bank for substantially all of our revenue.

We receive substantially all of our revenue as dividends from the Bank. Federal regulations limit the amount of dividends that the Bank may pay to us. See “Regulatory Considerations” beginning at page 9 of this prospectus. In the event the Bank becomes unable to pay dividends to us, we may not be able to service our debt, pay our other obligations or pay dividends on our common stock. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in the securities.

Our common stock is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock; and we are not limited on the amount of indebtedness we and our subsidiaries may incur in the future.

Our common stock ranks junior to all indebtedness and other non-equity claims on the Corporation with respect to assets available to satisfy claims on the Corporation, including in a liquidation of the Corporation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of our common stock, (1) dividends are payable only when, as and if authorized and declared by our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) as a Pennsylvania corporation, under Pennsylvania law we are subject to restrictions on payments of dividends out of lawfully available funds. See “Regulatory Considerations.” Also, the Corporation’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In addition, we are not limited by our common stock in the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the common stock or to which the common stock will be structurally subordinated.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or other securities. Additionally, our shareholders may in the future approve the authorization of additional classes or series of stock which may have distribution or other rights senior to the rights of our common stock, or may be convertible into or exchangeable for, or may represent the right to receive, common stock or substantially similar securities. The future issuance of shares of our common stock or any other such future class or series could have a dilutive effect on the holders of our common stock. Additionally, the market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock in the market or the perception that such sales could occur.

Risks relating to our business

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business.

Market conditions have resulted in creation of various programs by the United States Congress, the U.S. Treasury, the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve Board”) and the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) that were designed to enhance market liquidity and bank capital. As these programs expire, are withdrawn or reduced, the impact on the financial markets, banks in general and their customers is unknown. This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on the financial condition and/or operations of the Bank and the Corporation.

Additionally, the federal government is considering a variety of other reforms related to banking and the financial industry including, without limitation, the proposed Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank bill”), that has been approved by U.S. House of Representatives and U.S. Senate conferees, has been passed by the U.S. House of Representatives and is currently being considered before the U.S. Senate. The Dodd-Frank bill is expected to become law in July 2010. This legislation could require us to make material expenditures, in particular personnel training costs and additional compliance expenses, or otherwise adversely affect our business or financial results. It could require us to change certain of our business practices, adversely affect our ability to pursue business opportunities we might otherwise consider engaging in, cause business disruptions and/or have other impacts that are as-of-yet unknown to the Corporation and the Bank. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional licensing expenses, any of which could have an adverse effect on our cash flow and results of operations. For example, a provision of the Dodd-Frank bill, if enacted, is reported to be intended to preclude certain bank holding companies from treating future trust preferred securities issuances as Tier 1 capital for regulatory capital adequacy purposes. If this provision is included in final legislation, it may narrow the number of future capital raising opportunities the Corporation has.

Risks relating to the Merger

Combining BMBC and FKF may be more difficult, costly or time-consuming than we expect.

The Merger of FKF with and into BMBC and FKB with and into the Bank were each effected July 1, 2010, and BMBC does not expect full integration to be complete until early in the fourth quarter of 2010. It is possible that the integration process could result in the loss of key employees or disruption of BMBC’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to withdraw their deposits from the Bank. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and in a timely manner, the expected benefits of the merger may not be realized.

We may fail to realize the cost savings estimated for the merger.

BMBC expects to achieve cost savings from the Merger when the two companies have been fully integrated. While BMBC continues to be comfortable with these expectations as of the date of this prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume our ability to combine the businesses of BMBC and FKF in a manner that permits those cost savings to be realized. If the estimates are incorrect, integration is delayed, or BMBC is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position.

In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and volatile. Concerns regarding the financial strength of financial institutions have led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken steps to try to stabilize the financial system, including investing in financial institutions. BMBC’s business and financial condition and results of operations could be adversely affected by (1) continued disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated. Further, there can be no assurance that action by Congress, governmental agencies and regulators, including the enacted legislation authorizing the U.S. government to invest in financial institutions, the pending legislation providing for significant regulatory restructuring discussed above or changes in tax policy, will help stabilize the U.S. financial system and any such action, including changes to existing legislation or policy, could have an adverse effect on our financial position or results of operation.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a post-effective amendment to a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website, http://www.bmtc.com, as soon as reasonably practicable after we file such documents with the SEC, by clicking on “About Us,” “Investor Relations” and then “SEC Filings.” Except for those SEC filings, none of the other information on our website is part of this prospectus.

We “incorporate by reference” into this prospectus the information the Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that the Corporation files subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2010;

•

Our current reports on Form 8-K filed with the SEC on each of January 28, 2010, January 29, 2010, February 3, 2010, April 29, 2010, April 30, 2010, May 4, 2010, May 14, 2010, May 18, 2010, and July 1, 2010;

•

The description of our common stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Exchange Act from time to time, including any amendment or report filed with the SEC for the purpose of updating such description;

•

The description of our Rights Agreement contained in the Form 8-A12G Registration Statement filed with the SEC on November 25, 2003, as amended by Amendment No. 1 on Form 8-A12G/A filed on June 2, 2004, including any amendment or report filed with the SEC for the purpose of updating this description; and

•

All documents the Corporation files in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Corporate Secretary

(610) 581-4873

These incorporated documents may also be available on our web site at http://www.bmtc.com, by clicking on “About Us,” “Investor Relations” and then “SEC Filings.” Except for incorporated documents, information contained on our website is not considered to be part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Special Cautionary Notice Regarding Forward Looking Statements

Certain of the statements contained in this prospectus and the documents incorporated by reference herein, may constitute forward-looking statements for the purposes of the Securities Act and the Exchange Act and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, performance, revenues, growth, profits, operating expenses, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, impairment of goodwill, the effect of changes in accounting standards, and market and pricing trends. The words “may,” “would,” “should,” “could,” “will,” “likely,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “potentially,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project” and “believe” or other similar words and phrases may identify forward-looking statements. Such statements are only predictions, and the Corporation’s actual results may differ materially from the results anticipated by the forward-looking statement due to a variety of factors, including without limitation:

•	the businesses of BMBC and FKF will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•

material differences in the actual financial results of merger and acquisition activities compared with expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame, including as to the Merger;

•	revenues following the Merger may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected;

•

the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, and the Corporation’s interest rate risk exposure and credit risk;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;

•

results of examinations by regulators such as the Federal Reserve Board and the Pennsylvania Department of Banking, including the possibility that such regulators may, among other things, require us to increase our allowance for loan losses or to write-down the value of assets;

•	changes in accounting requirements or interpretations;

•	changes in existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in income and non-income taxes;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;

•

the effects of competition from other commercial banks, thrifts, mortgage companies, finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in the Corporation’s market area and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	any extraordinary event (such as the September 11, 2001 events, the war on terrorism and the U.S. Government’s response to those events including the war in Iraq);

•

the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers’ needs;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the Corporation’s ability to originate and sell residential mortgage loans;

•	the accuracy of assumptions underlying the establishment of reserves for loan and lease losses and estimates in the value of collateral, and various financial assets and liabilities;

•	the Corporation’s ability to retain key members of senior management team;

•	the ability of key third-party providers to perform their obligations to the Corporation and the Bank;

•	technological changes being more difficult or expensive than anticipated; and

•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this prospectus are based upon management’s beliefs and assumptions as of the date of this prospectus. The Corporation assumes no obligation to update any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

BRYN MAWR BANK CORPORATION

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement and/or supersede the information in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding BMBC, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

The Bank received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve Board. The Corporation was formed in 1986 and on January 2, 1987, as part of a reorganization into a holding company structure, the Bank became our wholly-owned subsidiary. We are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia, Pennsylvania. We, together with our subsidiaries, offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from 17 full-service branches and 7 Life Care Community offices located throughout Montgomery, Delaware and Chester counties.

Our primary source of liquidity is dividend payments from the Bank. The Bank is subject to certain legal restrictions on its ability to pay dividends or make loans or advances to us. For information about these restrictions, please see “Regulatory Considerations” in this prospectus, “Supervision and Regulation” in Item 1 of our Form 10-K for the year ended December 31, 2009, and “24 – Dividend Restrictions” and “25 – Regulatory Capital Requirements” of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, incorporated by reference as Exhibit 13.1 to our Form 10-K for the year ended December 31, 2009, which has been filed with the SEC and is available as described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” beginning at page 4 of this prospectus.

As of July 1, 2010, we had consolidated total assets of approximately $1.7 billion and deposits of approximately $1.2 billion.

Our board of directors consists of ten directors divided into four classes. The directors in the divided classes each serve staggered four-year terms unless selected to fill a vacancy (in which case, such director serves for a term expiring with the next annual meeting of shareholders), and until their successors are elected and take office.

On July 1, 2010, pursuant to an Agreement and Plan of Merger, dated as of November 3, 2010, between FKF and BMBC (the “Merger Agreement”), we acquired by merger FKF, and FKB merged in a two-step merger with and into the Bank. In accordance with the Merger Agreement, the aggregate consideration paid to FKF shareholders consisted of approximately 1.63 million shares of BMBC common stock and cash of approximately $4.8 million. Shareholders of FKF are entitled to receive 0.6973 shares of BMBC common stock plus $2.06 per share cash consideration for each share of FKF common stock they owned as of the effective date of the Merger. Additionally, all options to purchase FKF stock which were outstanding and unexercised immediately prior to effectiveness of the Merger (“FKF Options”) under the Plan became fully vested and exercisable, to the extent not previously vested, and were converted into fully vested and exercisable options to purchase shares of BMBC common stock. The right to purchase shares of FKF common stock pursuant to each FKF Option was converted into the right to purchase the number of whole shares of BMBC common stock equal to the product of the number of shares of FKF common stock subject to the FKF Option multiplied by 0.8204 (the “Option Exchange Ratio”), rounded down to the nearest whole share, and (ii) the option exercise price per share of BMBC common stock subject to each BMBC Option was equal to the quotient obtained by dividing the FKF Option exercise price by the Option Exchange Ratio.

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.” Our principal executive offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, our general telephone number is (610) 525-1700, and our Internet website address is http://www.bmtc.com. Unless expressly stated to the contrary herein, our website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus.

REGULATORY CONSIDERATIONS

As a bank holding company, the Corporation is subject to regulation, supervision and examination by the Federal Reserve Board. For a discussion of elements of the regulatory framework applicable to the Corporation and its subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the other documents incorporated herein by reference as described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” beginning at page 4 of this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of securities described in this prospectus. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the Federal Reserve Board and the FDIC, which insures the deposits of the Bank.

Our ability to pay dividends on our common stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of capital distributions (including dividends) the Bank may make depends upon its capital position and recent net income. Generally, savings institutions, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Federal Reserve Board may have its dividend authority restricted by the Federal Reserve Board.

Under Pennsylvania law, the Corporation is generally prohibited from paying a dividend or making any other distribution if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is made.

There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock.

DESCRIPTION OF THE

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

The following description of the Plan is a summary of its terms and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Appendix A.

Effect of Merger on Options Under the Plan

Introduction. Pursuant to the Merger Agreement, FKF was merged with and into BMBC. In connection with, and as a result of, the Merger, we assumed each of the then-outstanding stock options to purchase shares of FKF common stock. Upon the completion of the Merger, all references to FKF in the Plan are deemed to refer to us.

The Plan was originally approved by the stockholders of FKF on January 27, 1999. The Plan is not subject to the Employee Retirement Income Security Act of 1974 nor is it qualified under section 401(a) of the Internal Revenue Code of 1986, as amended. Only stock options assumed in the Merger remain outstanding under the Plan (the “Assumed Stock Options”).

Eligibility for Benefits. We are registering only stock issuable to certain former employees and directors of FKF or FKB that were granted stock options under the Plan prior to the Merger and which were still outstanding as of the Merger.

Number of Shares. There are 21,133 shares of our common stock reserved for issuance upon the exercise of the Assumed Stock Options that were issued under the Plan prior to the Merger to employees and directors of FKF or FKB, and which were assumed by us at the closing of the Merger. Such shares may be authorized but unissued shares, shares held in our treasury, or both.

If there is any change in our common stock by reason of a stock split, reverse stock split, subdivision, stock dividend or any other capital adjustment, the number of shares of common stock to which any Assumed Stock Option relates and the exercise price per share under any Assumed Stock Option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding or such capital adjustment.

General Provisions Applicable to the Plan

Administration. The Plan will be administered and interpreted by the compensation committee of the board of directors (“Committee”).

Stock Options. The Assumed Stock Options, to the extent not already fully vested, became fully vested and exercisable upon the merger of FKF with and into BMBC.

Each Assumed Stock Option or portion thereof shall be exercisable at any time during the remainder of the original ten year term of the Assumed Stock Option except as otherwise provided in the Plan. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or a non-employee director or terminates employment or service as a result of disability and dies without having fully exercised his Assumed Stock Options, the optionee’s executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the one-year period following his death, provided no option will be exercisable more than ten years from the date it was granted.

Assumed Stock Options are non-transferable except by will or the laws of descent and distribution. Notwithstanding the foregoing, an optionee who holds Assumed Stock Options that are not qualified may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Assumed Stock Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Assumed Stock Options which are so transferred shall be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

Payment for shares purchased upon the exercise of Assumed Stock Options may be made either in cash, by certified or cashier’s check or if permitted by the Committee or the Board, by delivering shares of common stock (including shares acquired pursuant to the exercise of an option more than six months previously) with a fair market value equal to the total option price, by withholding some of the shares of common stock which are being purchased upon exercise of an option, or any combination of the foregoing. To the extent an optionee already owns shares of common stock prior to the exercise of his or her Assumed Stock Option (and has owned them for more than six months), such shares could be used (if permitted by Committee or the Board) as payment for the exercise price of the option. If the fair market value of a share of common stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to acquire a number of shares of common stock upon exercise of the Assumed Stock Option, which is greater than the number of shares delivered as payment for the exercise price. In addition, an optionee can exercise his or her Assumed Stock Option in whole or in part and then deliver the shares acquired upon such exercise (if permitted by the Committee or the Board) as payment for the exercise price of all or part of his remaining options. Again, if the fair market value of a share of common stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to either (1) reduce the amount of cash required to receive a fixed number of shares upon exercise of the option or (2) receive a greater number of shares upon exercise of the option for the same amount of cash that would have otherwise been used.

DESCRIPTION OF OUR COMMON STOCK

Authorized common stock

As of July 8, 2010, our authorized common stock, $1.00 stated value per share, was 100,000,000 shares, of which 12,180,707 shares were issued and outstanding, or reserved for issuance in connection with the Merger (excluding shares to be issued upon the exercise of Assumed Stock Options). Shares of BMBC’s common stock to be issued upon exercise of Assumed Stock Options under the Plan, when issued in accordance with the terms of the Plan and the applicable stock option agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

The following is a summary of the material terms of our common stock. This summary does not purport to describe all the terms of the common stock, and such description is subject to, and qualified by reference to our amended and restated articles of incorporation, our amended and restated bylaws, and the description of our common stock set forth in our Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Exchange Act from time to time, including any amendment or report filed with the SEC for the purpose of updating such description, all of which have been filed with the SEC, and by applicable law.

General

The holders of our common stock are entitled to:

•	one vote for each share of common stock held;

•	receive dividends if and when declared by our board of directors from our unreserved and unrestricted earned surplus or our unreserved and unrestricted net earnings for the current fiscal year; and

•

share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

Our common stock is neither redeemable nor convertible into another security of BMBC. Because we are a bank holding company, our rights and the rights of our creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that the Corporation itself may be a creditor having recognized claims against the subsidiary.

Holders of our common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.

Our common stock is listed on the NASDAQ Stock Market under the symbol “BMTC.” The transfer agent for our common stock is BNY Mellon Shareholder Services, 480 Washington Blvd., Newport Office Center VII, Jersey City, NJ. 07310.

Anti-Takeover Provisions and Other Shareholder Protections

On November 18, 2003, BMBC adopted a Rights Agreement (“Rights Agreement”) for its shareholders designed to protect the rights of the shareholders and discourage unwanted or hostile takeover attempts that are not approved by BMBC’s board of directors. The Rights Agreement allows holders of BMBC’s common stock to purchase shares in either BMBC or an acquirer of BMBC at a discount to market value in response to specified takeover events that are not approved in advance by BMBC’s board of directors.

The Rights. On November 18, 2003, BMBC’s board of directors declared a dividend of a right to acquire one one-fourths (1/4) of a share of BMBC’s common stock for each share of BMBC’s common stock outstanding. The rights currently trade with and are inseparable from BMBC’s common stock.

Exercise Price. Each right allows its holder to purchase from BMBC one one-fourths (1/4) of a share of its common stock for $22.50, subject to adjustment pursuant to the Rights Agreement.

Exercisability. The rights will not be exercisable until the earlier of:

Ten business days (or such later date as may be determined by BMBC’s board of directors and publicly announced by BMBC) after a public announcement by BMBC that a person or group, has obtained beneficial ownership of 20% or more of BMBC’s outstanding common stock; or

Ten business days (or such later date as may be determined by BMBC’s board of directors and publicly announced by BMBC) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 20% or more of BMBC’s outstanding common stock.

The date when the rights become exercisable is referred to in the Rights Agreement as the “distribution date.” After that date, the rights will be evidenced by rights certificates that BMBC will mail to all eligible holders of its common stock. A person or a member of the group that has obtained beneficial ownership of 20% or more of BMBC’s outstanding common stock may not exercise any rights even after the distribution date.

Consequences of A Person or Group Becoming an Acquiring Person. A person or group that acquires beneficial ownership of 20% or more of BMBC’s outstanding common stock is called an “acquiring person.”

Flip-In. When BMBC publicly announces that a person has acquired 20% or more of its outstanding common stock, BMBC can allow for rights holders, other than acquiring persons, to buy $45.00 worth of its common stock for $22.50 (the foregoing numbers are for example only; the actual purchase price will be contingent upon the then-current market value of the stock to be purchased upon exercise of the rights, and the exercise price set forth on the rights certificates issued). This is called a “flip-in.” Alternatively, BMBC may elect to exchange one share of its common stock for each right, other than rights owned by acquiring persons, thus terminating the rights.

Flip Over. If after a person or group becomes an acquiring person, BMBC merges or consolidates with another entity or 50% or more of BMBC’s consolidated assets or earning power is sold to another entity, all holders of rights, other than acquiring persons, may purchase shares of such entity at 50% of their market value.

BMBC’s board of directors may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2013.

The rights will not prevent a takeover of BMBC. However, the rights may cause a substantial dilution to a person or group that acquires 20% or more of BMBC’s common stock, unless the board of directors first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in BMBC’s and its shareholders’ best interest because the rights can be terminated by the board of directors before the transaction is completed.

The complete terms of the rights are contained in the Rights Agreement. The foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

Pennsylvania Law Considerations. The Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”) also contains certain provisions applicable to BMBC that may have the effect of deterring or discouraging an attempt to take control of BMBC. These provisions, among other things:

•

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•

eliminates the preemptive right to subscribe to purchase, on a pro rata basis, additional shares of stock issued or sold by the corporation, unless provided for in the corporation’s articles of incorporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of BMBC or the consideration that might be offered or paid to shareholders in such an acquisition.

MATERIAL FEDERAL INCOME TAX EFFECTS

The following is a discussion of material federal income tax considerations with respect to the Assumed Stock Options and of acquiring and holding our common stock upon exercise of the Assumed Stock Options. You are urged to consult your tax advisor regarding the federal, state and other tax consequences of your stock options and of acquiring and holding our common stock.

Non-Qualified Stock Options. Certain of the Assumed Stock Options are non-qualified stock options. An optionee holding non-qualified Assumed Stock Options (or exercising an incentive or qualified Assumed Stock Option in a disqualifying manner) will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and we will ordinarily be entitled to a deduction for such amount. Gains recognized on the exercise of non-qualified options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of a non-qualified Assumed Stock Option will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

Incentive Stock Options. Certain of the stock options outstanding under the Plan are incentive stock options. Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-qualified stock options is substantially different. If an optionee does not dispose of the shares acquired upon exercise of an Assumed Stock Option that is an incentive stock option within two years after the option was granted, or within one year after the option was exercised, he will not recognize income at the time the Assumed Stock Option is exercised, and no federal income tax deduction will be available to us at any time as a result of the grant or exercise. If the optionee sells or otherwise disposes of common stock acquired pursuant to an incentive stock option before the holding periods described above expire, then the excess of the fair market value (but not in excess of the sales proceeds) of such stock on the option exercise date over the option exercise price will be treated as compensation income to the optionee in the year in which such disposition occurs. If such common stock complies with applicable withholding requirements, we will be entitled to a commensurate income tax deduction. If the optionee meets the above holding periods, then any difference between the sales proceeds and the exercise price of the stock will be treated as capital gain or loss and taxed at a rate that depends on the holding period of the shares. Shares held for more than 12 months are generally taxable at long-term capital gains rates. If the optionee sells or otherwise disposes of shares prior to the expiration of the above holding periods (a “disqualifying disposition”), then a portion of any gain recognized by the optionee which would otherwise be characterized as capital gain would instead be taxable as ordinary compensation income. The amount of the gain characterized as ordinary income would not exceed an amount equal to the excess of (1) the fair market value of the shares as of the date the option was exercised over (2) the amount paid for the shares. However, the excess of the fair market value of the stock subject to an incentive stock option on the date such option is exercised over the exercise price of the option will be treated as an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Certain Other Tax Issues. In addition, our officers and directors who are subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their stock options.

The foregoing summary does not contain a complete analysis of all the potential tax consequences of the Assumed Stock Options and common stock, including employment tax and state, local or foreign income tax consequences.

RESTRICTIONS ON RESALE

If you are an “affiliate” (as defined in the Securities Act) of ours, any shares acquired pursuant to the exercise of the Assumed Stock Options may be resold only pursuant to the registration requirements of the Securities Act, or an applicable exemption such as Rule 144 promulgated thereunder, if available. In addition, acquisitions and dispositions of the shares of our common stock or derivative securities by optionees subject to Section 16 of the Exchange Act, within any period of less than six months may give rise to our right to recapture any profit from such transactions pursuant to Section 16(b) of the Exchange Act. Finally, all holders of Assumed Stock Options must comply with Rule 10b-5 of the Exchange Act, which prohibits trading in securities based on inside information.

USE OF PROCEEDS

We will receive the exercise price of the Assumed Stock Options covered by this prospectus if and when such options are exercised. We currently intend to use the net proceeds from any exercises of these options for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and our other subsidiaries for regulatory capital purposes.

PLAN OF DISTRIBUTION

This prospectus covers the shares of our common stock that are reserved for issuance upon exercise of Assumed Stock Options issued to former employees and directors of FKF and FKB under the Plan and assumed by us in connection with the Merger. Former employees include executors, administrators, or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees. We are offering these shares of our common stock directly to the holders of the Assumed Stock Options according to the terms of the agreements governing their awards. We are not using an underwriter in connection with this offering. These shares are expected to be listed for trading on the NASDAQ Stock Market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Bruce G. Leto, a brother of our director and Executive Vice President, Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $536 thousand in fees during 2009. Bruce Leto’s indirect interest in these fees was approximately $19 thousand, computed without regard to the amount of profit or loss.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Stradley Ronon Stevens & Young, LLP.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

BRYN MAWR BANK CORPORATION

Common Stock

Prospectus

July 9, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. Bryn Mawr Bank Corporation (the “Registrant”) will bear all of these expenses.

Registration fee under the Securities Act	—

Legal fees and expenses	$25,000

Accounting fees and expenses	$15,000

Printing and other miscellaneous fees and expenses	$2,000

Total	$42,000

Item 15.	Indemnification of Officers and Directors

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”), we have the power to indemnify our directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, the Corporation has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Our amended and restated articles of incorporation (“Articles”) and our amended and restated bylaws (“Bylaws”) provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Our Bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties has been purchased by the Bank.

Item 16.	Exhibits

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of November 3, 2009, by and between Bryn Mawr Bank Corporation and First Keystone Financial, Inc., incorporated by reference to Exhibit 2.1 of the Corporation’s Form 8-K filed with the SEC on November 4, 2009

4.1	Shareholders Rights Plan, dated November 18, 2003, incorporated by reference to Exhibit 4 of the Corporation’s Form 8-A12G filed with the SEC on November 25, 2003

4.2	Amended and Restated Bylaws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.3	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.4	Subordinated Note Purchase Agreement dated July 30, 2008, incorporated by reference to Exhibit 4.4 to the Corporation’s Form 10-Q for the quarter ended September 30, 2008 filed with SEC on November 10, 2008

4.5	Subordinated Note Purchase Agreement dated August 28, 2008, incorporated by reference to Exhibit 4.5 of the Corporation’s Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 10, 2008

4.6	Subordinated Note Purchase Agreement dated April 20, 2009, incorporated by reference to Exhibit 4.6 of the Corporation’s Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 7, 2009

5.1+	Legal Opinion of Stradley Ronon Stevens & Young, LLP

10.1*	First Keystone Financial, Inc. Amended and Restated 1998 Stock Option Plan

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2+	Consent of Stradley Ronon Stevens & Young, LLP (contained in Legal Opinion of Stradley Ronon Stevens & Young, LLP filed as Exhibit 5.1)

24.1+	Power of Attorney

*	Filed herewith
+	Previously filed as an exhibit to Bryn Mawr Bank Corporation’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-3. (Registration No. 333-163874).

Item 17.	Undertakings

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) [Intentionally omitted.]

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on July 9, 2010.

/S/ FREDERICK C. PETERS II
Frederick C. Peters II Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the dates indicated.

NAME	TITLE	DATE
/S/ FREDERICK C. PETERS II Frederick C. Peters II	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2010

/S/ J. DUNCAN SMITH J. Duncan Smith	Treasurer (Principal Financial and Principal Accounting Officer)	July 9, 2010

* David E. Lees	Director	July 9, 2010

* Andrea F. Gilbert	Director	July 9, 2010

* Wendell F. Holland	Director	July 9, 2010

* Francis J. Leto	Director	July 9, 2010

* B. Loyall Taylor, Jr.	Director	July 9, 2010

* Thomas L. Bennett	Director	July 9, 2010

* Britton H. Murdoch	Director	July 9, 2010

* Scott M. Jenkins	Director	July 9, 2010

*By:	/S/ J. DUNCAN SMITH
J. Duncan Smith Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of November 3, 2009, by and between Bryn Mawr Bank Corporation and First Keystone Financial, Inc., incorporated by reference to Exhibit 2.1 of the Corporation’s Form 8-K filed with the SEC on November 4, 2009

4.1	Shareholders Rights Plan, dated November 18, 2003, incorporated by reference to Exhibit 4 of the Corporation’s Form 8-A12G filed with the SEC on November 25, 2003

4.2	Amended and Restated Bylaws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.3	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.4	Subordinated Note Purchase Agreement dated July 30, 2008, incorporated by reference to Exhibit 4.4 to the Corporation’s Form 10-Q for the quarter ended September 30, 2008 filed with SEC on November 10, 2008

4.5	Subordinated Note Purchase Agreement dated August 28, 2008, incorporated by reference to Exhibit 4.5 of the Corporation’s Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 10, 2008

4.6	Subordinated Note Purchase Agreement dated April 20, 2009, incorporated by reference to Exhibit 4.6 of the Corporation’s Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 7, 2009

5.1+	Legal Opinion of Stradley Ronon Stevens & Young, LLP

10.1*	First Keystone Financial, Inc. Amended and Restated 1998 Stock Option Plan

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2+	Consent of Stradley Ronon Stevens & Young, LLP (contained in Legal Opinion of Stradley Ronon Stevens & Young, LLP filed as Exhibit 5.1)

24.1+	Power of Attorney

*	Filed herewith
+	Previously filed as an exhibit to Bryn Mawr Bank Corporation’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-3. (Registration No. 333-163874).